Exhibit 4.5

FORTREA HOLDINGS INC.
DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of the capital stock of Fortrea Holdings Inc. (“Fortrea,” the “Company,” “we,” “our,” and “us”) and certain provisions of our amended and restated certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”). The summaries and descriptions below do not purport to be complete statements of the rights and preferences of such securities and are qualified in their entirety by reference to our Certificate of Incorporation, our Bylaws, and the Certificate of Designations of our Series A Preferred Stock, which are filed as exhibits to our Annual Report on Form 10-K which this exhibit is a part, filed with the Securities and Exchange Commission, as well as applicable provisions of the Delaware General Corporation Law (the “DGCL”).

General

Our authorized capital stock consists of 265,000,000 shares of common stock, par value $0.001 per share, and 30,000,000 shares of preferred stock, par value $0.001 per share.

Dividends on Capital Stock

Our board of directors may declare and pay dividends on our common stock out of funds legally available for that purpose, subject to the rights of holders of preferred stock.

Common Stock

The holders of our common stock are entitled to one vote for each share held. When a quorum is present at any meeting of stockholders and except as otherwise provided by law, the Certificate of Incorporation, the Bylaws or in a Preferred Stock Designation (as defined in the Bylaws), the affirmative vote of a majority of the shares present in person or represented by proxy at a meeting of stockholders and entitled to vote on the matter will be the act of the stockholders with respect to all matters other than the election of directors. A majority of the votes cast at any meeting for the election of directors at which a quorum is present shall elect directors, where a majority of votes cast shall mean that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election.

Upon liquidation, the holders of our common stock are entitled to share ratably in the assets available for distribution to stockholders after satisfaction of any liquidation preferences of any outstanding preferred stock. The issuance of any shares of any series of preferred stock in future financings, acquisitions, or otherwise may result in dilution of voting power and relative equity interest of the holders of shares of our common stock and will subject our common stock to the prior dividend and liquidation rights of the outstanding shares of the series of preferred stock.

Our common stock has no conversion rights nor are there any redemption or sinking fund provisions with respect to the common stock. Holders of our common stock have no pre-emptive right to subscribe for or purchase any additional stock or securities of Fortrea.

Preferred Stock

At the direction of our board of directors, without any action by the holders of our common stock, we may issue one or more series of preferred stock from time to time. Our board of directors can determine: the number of shares of any series of preferred stock and the designation to distinguish the shares of such series from the shares of all other series; the voting powers, if any, and whether such voting powers are full or limited in such series; the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid; whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series; the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company; the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the rates or other determinants of conversion or exchange applicable thereto; the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity; the provisions, if any, of a sinking fund applicable to such series; and any other relative, participating, optional, or other special powers, preferences or rights and qualifications, limitations, or restrictions.

Rights to Purchase Series A Preferred Stock

On June 11, 2025, our board of directors declared a dividend of one preferred share purchase right (a “Right”) for each share of common stock, par value $0.001 per share, of the Company outstanding on June 23, 2025 (the “Record Date”) to the stockholders of record on that date. In connection with the distribution of the Rights, the Company entered into a Rights Agreement (the “Rights Agreement”), dated as of June 11, 2025, between the Company and Equiniti Trust Company, LLC, as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series A preferred stock, par value $0.001 per share, of the Company at a price of $50.00 per one one-thousandth of a preferred share represented by a Right (the “Purchase Price”), subject to adjustment.

Distribution Date; Exercisability; Expiration

Initially, the Rights will be attached to all common stock certificates and no separate certificates evidencing the Rights (“Right Certificates”) will be issued. Until the Distribution Date (as defined below), the Rights will be transferred with and only with the common stock. As long as the Rights are attached to the common stock, the Company will issue one Right with each new common share so that all such common stock will have Rights attached.

The Rights will separate and begin trading separately from the common stock, and Right Certificates will be caused to evidence the Rights, on the earlier to occur of (i) the Close of Business (as such term is defined in the Rights Agreement) on the tenth day following a public announcement, or the public disclosure of facts indicating (or our board of directors becoming aware), that a Person (as such term is defined in the Rights Agreement) or group of affiliated or associated Persons has acquired Beneficial Ownership (as defined below) of 10% or more of the outstanding common stock (an “Acquiring Person”) (or, in the event our board of directors determines to effect an exchange in accordance with Section 24 of the Rights Agreement and our board of directors determines that a later date is advisable, then such later date) and (ii) the Close of Business on the tenth Business Day (as such term is defined in the Rights Agreement) (or such later date as may be determined by action of our board of directors prior to such time as any Person becomes an Acquiring Person) following the commencement of a tender offer or exchange offer the consummation of which would result in the Beneficial Ownership by a Person or group of 10% or more of the outstanding common stock (the earlier of such dates, the “Distribution Date”). As soon as practicable after the Distribution Date, unless the Rights are recorded in book-entry or other uncertificated form, the Company will prepare and cause the Right Certificates to be sent to each record holder of common stock as of the Distribution Date.

An “Acquiring Person” will not include (i) the Company, (ii) any Subsidiary (as such term is defined in the Rights Agreement) of the Company, (iii) any employee benefit plan of the Company or of any Subsidiary of the Company, (iv) any entity holding common stock for or pursuant to the terms of any such employee benefit plan or (v) any Person who or which, together with all Affiliates and Associates (as such terms are defined in the Rights Agreement) of such Person, at the time of the first public announcement of the Rights Agreement, is a Beneficial Owner of 10% or more of the common stock then outstanding (a “Grandfathered Stockholder”). However, if a Grandfathered Stockholder becomes, after such time, the Beneficial Owner of any additional common stock (regardless of whether, thereafter or as a result thereof, there is an increase, decrease or no change in the percentage of common stock then outstanding Beneficially Owned (as such term is defined in the Rights Agreement) by such Grandfathered Stockholder) then such Grandfathered Stockholder shall be deemed to be an Acquiring Person unless, upon such acquisition of Beneficial Ownership of additional common stock, such person is not the Beneficial Owner of 10% or more of the common stock then outstanding. In addition, upon the first decrease of a Grandfathered Stockholder’s Beneficial Ownership below 10%, such Grandfathered Stockholder will no longer be deemed to be Grandfathered Stockholder. In the event that after the time of the first public announcement of the Rights Agreement, any agreement, arrangement or understanding pursuant to which any Grandfathered Stockholder is deemed to be the Beneficial Owner of common stock expires, is settled in whole or in part, terminates or no longer confers any benefit to or imposes any obligation on the Grandfathered Stockholder, any direct or indirect replacement, extension or substitution of such agreement, arrangement or understanding with respect to the same or different common stock that confers Beneficial Ownership of common stock shall be considered the acquisition of Beneficial Ownership of additional common stock by the Grandfathered Stockholder and render such Grandfathered Stockholder an Acquiring Person for purposes of the Rights Agreement unless, upon such acquisition of Beneficial Ownership of additional common stock, such person is not the Beneficial Owner of 10% or more of the common stock then outstanding.

“Beneficial Ownership” is defined in the Rights Agreement to include any securities (i) which a Person or any of such Person’s Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rules 13d-3 or 13d-5 promulgated under the Securities Exchange Act of 1934, as amended, or has the right or ability to vote, or the right to acquire, pursuant to any agreement, arrangement or understanding (except under limited circumstances), (ii) which are directly or indirectly Beneficially Owned by any other Person with which a Person has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of such securities, or cooperating in changing, obtaining or influencing control of the Company, or (iii) which are the subject of, or reference securities for, or that underlie, certain derivative positions of any Person or any of such Person’s Affiliates or Associates.

The Rights are not exercisable until the Distribution Date. The Rights will expire on the Close of Business on June 10, 2026 (the “Final Expiration Date”).

Flip-in Event

If a Person or group becomes an Acquiring Person at any time after the date of the Rights Agreement (with certain limited exceptions), the Rights will become exercisable for common stock having a value equal to two times the exercise price of the Right. From and after the announcement that any Person has become an Acquiring Person, if the Rights evidenced by a Right Certificate are or were acquired or Beneficially Owned by an Acquiring Person or any Associate or Affiliate of an Acquiring Person, such Rights shall become void, and any holder of such Rights shall thereafter have no right to exercise such Rights. If our board of directors so elects, the Company may deliver upon payment of the exercise price of a Right an amount of cash, securities, or other property equivalent in value to the common stock issuable upon exercise of a Right.

Exchange

At any time after any Person becomes an Acquiring Person, our board of directors may exchange the Rights (other than Rights owned by any Person which have become void), in whole or in part, at an exchange ratio of one common share per Right (subject to adjustment). The Company may issue, transfer or deposit such common stock (or other property as permitted under the Rights Agreement) to or into a trust or other entity created upon such terms as our board of directors may determine and may direct that all holders of Rights receive such common stock or other property only from the trust. In the event our board of directors determines, before the Distribution Date, to effect an exchange, our board of directors may delay the occurrence of the Distribution Date to such time as it deems advisable.

Flip-over Event

If, at any time after a Person becomes an Acquiring Person, (i) the Company consolidates with, or merges with, any other Person (or any Person consolidates with, or merges with, the Company) and, in connection with such consolidation or merger, all or part of the common stock are or will be changed into or exchanged for stock or other securities of any other Person or cash or any other property; or (ii) 50% or more of the Company’s consolidated assets or Earning Power (as defined in the Rights Agreement) are sold, then proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

Redemption

At any time prior to the time any Person becomes an Acquiring Person, our board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (the “Redemption Price”). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our board of directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

Amendment

The terms of the Rights may be amended by our board of directors without the consent of the holders of the Rights, except that from and after such time as any Person becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights (other than the Acquiring Person and its Affiliates and Associates).

Preferred Stock Rights

Each one-thousandth of a Preferred Share will entitle the holder thereof to the same dividends and liquidation rights as if the holder held one common share and will be treated the same as a common share in the event of a merger, consolidation or other share exchange.

Rights of Holders

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

Provisions of Our Certificate of Incorporation and Bylaws, and Delaware Law, That May Have an Anti-Takeover Effect

Certain provisions of our Certificate of Incorporation and Bylaws, and Delaware law described in this section, may be deemed to have anti-takeover effects. These provisions may discourage or make more difficult an attempt by a stockholder or other entity to acquire control of Fortrea. These provisions may also make more difficult an attempt by a stockholder or other entity to remove management. Specifically, our governing documents will:

•authorize the issuance of “blank check” preferred stock that could be issued by our board of directors to thwart a takeover attempt;

•until the annual meeting of stockholders to be held in 2028, provide for the division of our board of directors into three classes serving staggered three-year terms, with one class being elected each year, which may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of our board of directors;

•not permit cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•provide that vacancies on our board of directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•prohibit stockholders from nominating director candidates for inclusion in proxy material;

•prohibit stockholders from calling special meetings of stockholders;

•prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders;

•establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•until the annual meeting of stockholders to be held in 2028, require the approval of holders of at least seventy-five percent (75%) of the outstanding shares of our common stock, voting together as a single class, to amend certain provisions of our Bylaws and certain provisions of our Certificate of Incorporation.

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the person became an interested stockholder, unless:

•prior to the time that the person became an interested stockholder the corporation’s board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding, for the purpose of determining the number of shares outstanding, those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the corporation’s outstanding voting stock that is not owned by the interested stockholder.

A “business combination” includes mergers, asset sales, or other transactions resulting in a financial benefit to the stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Market Listing

Our common stock is traded on Nasdaq and is quoted under the symbol “FTRE.”

Transfer Agent, Distribution Agent, and Registrar

Equinit Trust Company, LLC is the transfer agent, distribution agent, and registrar for our common stock.